Exhibit 10.9

J & J Snack Foods Corp.
Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (this “Award Agreement”) is made and entered into as of November 22, 2023 (the “Grant Date”) by and between J & J Snack Foods Corp., a New Jersey corporation (the “Company”) and __________________________ (the “Grantee”). Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

WHEREAS, the Company has adopted the J & J Snack Foods Corp. 2022 Long-Term Incentive Plan (the “Plan”) pursuant to which certain types of Awards may be granted; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the Restricted Stock Units provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.     Grant of Restricted Stock Units. The Company hereby grants to the Grantee an Award of ___________ Restricted Stock Units (the “Award”) under the Plan. Each Restricted Stock Unit represents the right to receive one Share, subject to the terms and conditions set forth in this Award Agreement and the Plan.

2.     Vesting of Restricted Stock Units. The Restricted Stock Units are subject to forfeiture until they vest. Except as otherwise provided in this Award Agreement, in any employment or similar agreement between the Company and the Grantee or in the Plan, subject to the Grantee’s Continuous Service from the Grant Date through the vesting date, the Restricted Stock Units will vest as to one-third (1/3) on (a) the first anniversary of the Grant Date and (b) on each of the next two anniversaries of the Grant Date (such period commencing on the Grant Date and ending on the third anniversary of the Grant Date, the “Vesting Period”).

3.     Termination of Continuous Service.

3.1         Except as otherwise expressly provided in this Award Agreement, any employment or similar agreement between the Company and the Grantee or the Plan, if the Grantee’s Continuous Service terminates for any reason at any time during the Vesting Period, the Grantee’s unvested Restricted Stock Units shall be automatically forfeited upon such termination of Continuous Service and neither the Company nor any Related Entity shall have any further obligations to the Grantee under this Award Agreement.

3.2         Notwithstanding Section 3.1 and subject to Section 11(a)(ii) of the Plan or any provision in any employment or similar agreement between the Company and the Grantee that provides for greater vesting entitlements (which, if applicable, shall control), if the Grantee’s Continuous Service terminates during the Vesting Period due to the Grantee’s death or a termination by the Company other than for Cause (including, for clarity, a termination by the Company due to the Grantee’s Disability), the Grantee will vest on the termination date in that number of Restricted Stock Units, which, equals the product of the total number of Restricted Stock Units awarded pursuant to the Award, multiplied by a fraction, the numerator of which equals the number of days that the Grantee was in Continuous Service during the Vesting Period and the denominator of which equals the total number of days in the Vesting Period, minus any Restricted Stock Units that previously vested; provided, however, that (i) if the Grantee is Retirement Eligible (defined below) at the time of any termination of Grantee’s Continuous Service due to death, or termination by the Company without Cause (including a termination by the Company due to the Grantee’s Disability) or (ii) if the Grantee voluntarily resigns while Retirement Eligible (so long as the Grantee has not previously received a notice of termination by the Company for Cause), the Grantee will vest on the termination date in all unvested Restricted Stock Units.  For purposes of this Award Agreement, Retirement Eligible means Grantee is at least 65 years old and has remained in Continuous Service with the Company for at least one (1) year following the Grant Date.

4.    Payment of Restricted Stock Units. Subject to Section 11(a)(ii) of the Plan, payment in respect of the Restricted Stock Units shall be made in Shares and shall be issued to the Grantee (or deposited in the Grantee’s brokerage account) as soon as practicable following the vesting date and in any event within sixty (60) days following the vesting date. The Company shall (a) issue and deliver to or on behalf of the Grantee the number of Shares equal to the number of vested Restricted Stock Units, and (b) record such issuance on the records of the Company or its transfer agents or registrars.

5.     Transferability. Subject to any exceptions set forth in this Award Agreement or the Plan, the Restricted Stock Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee, except by will or the laws of descent and distribution, and upon any such transfer by will or the laws of descent and distribution, the transferee shall hold such Restricted Stock Units subject to all of the terms and conditions that were applicable to the Grantee immediately prior to such transfer.

6.     Rights as Shareholder; Dividend Equivalents.

6.1         Except as otherwise provided herein, the Grantee shall not have any rights of a shareholder with respect to the Shares underlying the Restricted Stock Units, including, but not limited to, voting rights and the right to receive or accrue dividends unless and until Shares are issued in respect of vested Restricted Stock Units.

6.2         Upon and following the vesting of the Restricted Stock Units and the issuance of Shares, the Grantee shall be entitled to all rights of a shareholder of the Company (including voting and dividend rights).

6.3         Before issuance of any Shares in respect of vested Restricted Stock Units, the Restricted Stock Units will represent an unfunded and unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. This Award Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust.

6.4 The Grantee shall be credited with Dividend Equivalent Rights on the Restricted Stock Units with respect to ordinary cash dividends paid by the Company if the record date for such dividends is within the period beginning on the Grant Date and ending on the date Shares are issued in respect of vested Restricted Stock Units. Any such Dividend Equivalent Rights shall be accumulated (without interest) and shall be subject to the same terms and conditions as are applicable to the Restricted Stock Units to which the Dividend Equivalent Rights relate, including, without limitation, the restrictions on transfer, forfeiture, vesting and payment provisions. Any earned Dividend Equivalent Rights, if any, shall be paid in cash on the date Shares are issued in respect of the vested Restricted Stock Units to which the Dividend Equivalents relate.

7.     No Right to Continued Service. Neither the Plan nor this Award Agreement shall confer upon the Grantee any right to be retained in any position, as an employee, consultant or director of the Company. Further, nothing in the Plan or this Award Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s Continuous Service at any time, with or without Cause.

8.     Adjustments. The Restricted Stock Units are subject to adjustment pursuant to Section 10 of the Plan.

9.     Tax Liability and Withholding.

9.1    The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Stock Units and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. Unless the Committee determines otherwise, any federal, state, local or other tax withholding obligation shall be satisfied by withholding from the Shares otherwise issuable or deliverable to the Grantee in respect of the Restricted Stock Units that number of Shares having a Fair Market Value equal to the withholding obligation.

9.2    Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Restricted Stock Units or the subsequent sale of any shares, and (b) does not commit to structure the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax-Related Items.

10.   Non-competition and Non-solicitation.

10.1         In consideration of the Restricted Stock Units, the Grantee agrees and covenants not to:

(a)    contribute his or her knowledge, directly or indirectly, in whole or in part, as an employee, officer, owner, manager, advisor, consultant, agent, partner, director, shareholder, volunteer, intern or in any other similar capacity to an entity engaged in the same or similar business as the Company and Related Entities, including but not limited to those engaged in the business of the manufacture, development, advertising, promotion, or sale of soft pretzels, churros, funnel cakes, frozen cookie dough, in-store bakery products, biscuits and/ or dumplings, frozen carbonated beverages, or similar products (including both existing products as well as products known to the recipient, as a consequence of the recipient’s Continuous Service, to be in development) for a period of one (1) year following the termination of the Grantee’s Continuous Service;

(b)    directly or indirectly, solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company or Related Entities for one (1) year following the termination of the Grantee’s Continuous Service; or

(c)    directly or indirectly, solicit, contact (including, but not limited to, email, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the current, former or prospective customers of the Company or any Related Entities for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company or any Related Entities for a period of one (1) year following the termination of the Grantee’s Continuous Service.

10.2         If the Grantee breaches any of the covenants set forth in Section 10.1:

(a)    all unvested Restricted Stock Units shall be immediately forfeited; and

(b)    the Grantee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

11.   Compliance with Law. The issuance and transfer of Shares in connection with the Restricted Stock Units shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Shares may be listed. No Shares shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

12.   Notices. Any notice required to be delivered to the Company under this Award Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Award Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

13.   Governing Law. This Award Agreement will be construed and interpreted in accordance with the laws of the State of New Jersey without regard to conflict of law principles.

14.   Interpretation. Any dispute regarding the interpretation of this Award Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

15.   Restricted Stock Units Subject to Plan. This Award Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

16.   Successors and Assigns. The Company may assign any of its rights under this Award Agreement. This Award Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Award Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock Units may be transferred by will or the laws of descent or distribution.

17.   Severability. The invalidity or unenforceability of any provision of the Plan or this Award Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Award Agreement, and each provision of the Plan and this Award Agreement shall be severable and enforceable to the extent permitted by law.

18.   Discretionary Nature of Plan. The Plan is discretionary and, subject to the terms of the Plan, may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Stock Units in this Award Agreement does not create any contractual right or other right to receive any Restricted Stock Units or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s Continuous Service.

19.   Amendment. This Award Agreement and the terms governing this Award may be amended by the Committee, subject to the Grantee’s consent if such amendment materially and adversely affects the rights of the Grantee; provided, that (a) the consent of the Grantee shall not be required for any amendment or other action taken in accordance with Sections 10 or 11 of the Plan and (b) no amendment may be made to this Award Agreement and/or the terms governing this Award after a Change in Control without the Grantee’s express written consent.

20.   Section 409A. This Award Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding anything to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, (a) a Grantee shall not be considered to have terminated Continuous Service and no payment or benefit shall be due to the Grantee under this Award Agreement until the Grantee would be considered to have incurred a “separation from service” from the Company and the Related Entities within the meaning of Section 409A of the Code and (b) if the Grantee is a “specified employee” (as defined in Section 409A of the Code), amounts that would otherwise be payable and benefits that would otherwise be provided due to the Grantee’s separation from service under this Award Agreement during the six-month period immediately following the Grantee’s separation from service shall instead be paid or provided on the first business day after the date that is six months following the Grantee’s separation from service (or, if earlier, on the date of the Grantee’s death or such earlier date as may be permitted under Section 409A of the Code). Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Award Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

21.   No Impact on Other Benefits. The value of the Grantee’s Restricted Stock Units is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

22.  Counterparts. This Award Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Award Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

23.   Electronic Delivery. The Company may deliver any documents related to the Restricted Stock Units or the Plan by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

24.   Personal Data Authorization. The Grantee understands and acknowledges that the Company and any Related Entities may hold certain personal information regarding the Grantee for the purpose of managing and administering the Plan, including the Grantee’s name, home address, telephone number, date of birth, social security number, salary, nationality, job title, any Shares or directorships held in the Company and details of all Awards canceled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Data”). The Grantee further understands and acknowledges that the Company and any Related Entities will transfer Data among themselves as necessary for the purpose of implementation, administration and management of the Grantee’s participation in the Plan and that the Company and any Related Entities may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan. The Grantee understands and acknowledges that the recipients of Data may be located in the United States or elsewhere.

25.   Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Award Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Award Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Restricted Stock Units or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date first above written.

J & J SNACK FOODS CORP.

Name: Dan Fachner
Title: President

[NAME OF GRANTEE]

Signature: